Exhibit 99.1
NEWS RELEASE
Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately
Contact:	William B. Kessel, President and CEO, 616.447.3933 Gavin A. Mohr, Chief Financial Officer, 616.447.3929
INDEPENDENT BANK CORPORATION REPORTS 2022 THIRD QUARTER RESULTS
GRAND RAPIDS, Mich., October 25, 2022 - Independent Bank Corporation (NASDAQ: IBCP) reported third quarter 2022 net income of $17.3 million, or $0.81 per diluted share, versus net income of $16.0 million, or $0.73 per diluted share, in the prior-year period. For the nine months ended September 30, 2022, the Company reported net income of $48.3 million, or $2.27 per diluted share, compared to net income of $50.4 million, or $2.30 per diluted share, in the prior-year period.
William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “Our successful expansion into new markets and addition of new banking talent has enabled us to continue capitalizing on the significant business investment occurring throughout the state of Michigan. This led to strong core results in the third quarter of 2022 with $3.8 million growth in net interest income, a 23 basis point expansion of our net interest margin on a linked quarter basis, net growth in each category of loans and growth in total deposits. In addition, our asset quality metrics continue to be very good, with low levels of past due loans, commercial watch credits, and non-performing assets as well as net loan recoveries for the quarter. Our allowance for credit losses to total loans is 1.50%. As we head into the fourth quarter of 2022, our focus will continue to be on the rotation of our earning asset mix out of lower yielding investments into higher yielding loans, growing our deposit base while managing our cost of funds, and controlling our non-interest expenses. While there is increasing concern about a potential economic slowdown, at this point we continue to see healthy economic conditions and loan demand in Michigan and we are excited about the opportunities we have to continue our growth trends for the remainder of 2022 and into 2023.”
Highlights for the third quarter of 2022 include:
•Increases in net income and diluted earnings per share of 8.4% and 11.0%, respectively, over the third quarter of 2021;
•Net growth in portfolio loans of $151.0 million (or 18.4% annualized);
•Annualized return on average assets and average equity of 1.40% and 20.48%, respectively;
•An increase in net interest income of 18.0% over the third quarter of 2021; and
•The payment of a 22 cent per share dividend on common stock on August 16, 2022.

Highlights for the first nine months of 2022 include:
•Annualized return on average assets and average equity of 1.35% and 18.56%, respectively;
•An increase in net interest income of $13.5 million or 14.1% over the first nine months of 2021;
•Net growth in portfolio loans of $504.8 million (or 23.2% annualized); and
•Net growth in deposits, excluding brokered time deposits, of $144.7 million (or 4.7% annualized).
Significant items impacting comparable 2022 and 2021 results include the following:
•Changes in the fair value due to price of capitalized mortgage loan servicing rights (the “MSR Changes”) of  $3.2 million ($0.12 per diluted share, after taxes) and $14.8 million ($0.55 per diluted share, after taxes) for the three- and nine-months ended September 30, 2022, respectively, as compared to $0.6 million ($0.02 per diluted share, after taxes) and $2.8 million ($0.10 per diluted share, after taxes) for the three- and nine-months ended September 30, 2021, respectively.
•Gain on sale of two branch facilities in other income of $1.0 million ($0.04 per diluted share, after taxes) during the nine- months ended September 30, 2022.
•The provision for credit losses was an expense of $3.1 million ($0.12 per diluted share, after taxes) in the third quarter of 2022 compared to a credit of $0.7 million ($0.02 per diluted share, after taxes) in the third quarter of 2021.
•Net gains on mortgage loans was $2.9 million ($0.11 per diluted share, after taxes) in the third quarter of 2022 compared to $8.4 million ($0.30 per diluted share, after taxes) in the third quarter of 2021.
Operating Results
The Company’s net interest income totaled $39.9 million during the third quarter of 2022, an increase of $6.1 million, or 18.0% from the year-ago period, and up $3.8 million, or 10.6%, from the second quarter of 2022. The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.49% during the third quarter of 2022, compared to 3.18% in the year-ago period, and 3.26% in the second quarter of 2022. The year-over-year quarterly increase in net interest income was due to an increase in average interest-earning assets and an increase in the net interest margin. Average interest-earning assets were $4.61 billion in the third quarter of 2022, compared to $4.30 billion in the year ago quarter and $4.49 billion in the second quarter of 2022.
For the first nine months of 2022, net interest income totaled $109.0 million, an increase of $13.5 million, or 14.1% from the first nine months in 2021. The Company’s net interest margin for the first nine months of 2022 was 3.25% compared to 3.09% in 2021. The increase in net interest income for the first nine months of 2022 compared to 2021 was also due to an increase in average interest- earning assets and an increase in the net interest margin.
Non-interest income totaled $16.9 million and $50.4 million, respectively, for the third quarter and first nine months of 2022, compared to $19.7 million and $60.9 million in the respective comparable year ago periods. These changes were primarily due to variances in mortgage banking related revenues (net gains on mortgage loans and mortgage loan servicing, net).
Net gains on mortgage loans in the third quarters of 2022 and 2021, were approximately $2.9 million and $8.4 million, respectively. For the first nine months of 2022, net gains on mortgage loans totaled $4.9 million compared to $30.3 million in 2021. The decrease in net gains on mortgage loans was primarily due to lower profit margins on mortgage loan sales, a decrease in the volume of mortgage loans sold and fair value adjustments on the mortgage loan pipeline.
Mortgage loan servicing, net, generated income of $4.3 million and $1.3 million in the third quarters of 2022 and 2021, respectively. For the first nine months of 2022 and 2021, mortgage loan servicing, net, generated income of $18.1 million and $4.5 million, respectively. The significant variances in mortgage loan servicing, net is primarily due to changes in the fair value of capitalized mortgage loan servicing rights associated with changes in mortgage loan interest rates and expected future prepayment levels. Mortgage loan servicing, net activity is summarized in the following table:

	Three months ended		Nine months ended
	9/30/2022	9/30/2021	9/30/2022	9/30/2021
	(In thousands)
Mortgage loan servicing, net:
Revenue, net	$2,190	$2,023	$6,397	$5,809
Fair value change due to price	3,203	599	14,775	2,813
Fair value change due to pay-downs	(1,110)	(1,351)	(3,086)	(4,146)
Total	$4,283	$1,271	$18,086	$4,476

Other income in the third quarters of 2022 and 2021, was $2.6 million and $2.9 million, respectively. The decrease in other income was primarily attributed to a prior year relationship credit from our core data processing provider.
Non-interest expenses totaled $32.4 million in the third quarter of 2022, compared to $34.5 million in the year-ago period. For the first nine months of 2022, non-interest expenses totaled $96.3 million versus $97.1 million in 2021. The year-to-date decreases in non-interest expense are primarily due to decreases in data processing, loan and collection and conversion related expenses that were partially offset by an increase in compensation and employee benefits, FDIC deposit insurance, advertising expense and costs related to unfunded lending commitments. The increase in compensation and employee benefits in 2022 is due to several factors including, wage increases that were generally effective at the start of the year, a decreased level of compensation that was deferred as direct origination costs (due to lower mortgage loan origination volume), an increase in commercial lending personnel and higher health care insurance costs.
The Company recorded an income tax expense of $4.0 million and $10.9 million in the third quarter and first nine months of 2022, respectively. This compares to an income tax expense of $3.7 million and $11.5 million in the third quarter and first nine months of 2021, respectively. The changes in income tax expense principally reflect changes in pre-tax earnings in 2022 relative to 2021.
Asset Quality
A breakdown of non-performing loans(1) by loan type is as follows:

	9/30/2022	12/31/2021	9/30/2021
Loan Type	(Dollars in thousands)
Commercial	$41	$62	$242
Mortgage	4,737	4,914	5,160
Installment	529	569	515
Sub total	5,307	5,545	5,917
Less - government guaranteed loans	1,491	435	327
Total non-performing loans	$3,816	$5,110	$5,590
Ratio of non-performing loans to total portfolio loans	0.11%	0.18%	0.19%
Ratio of non-performing assets to total assets	0.08%	0.11%	0.13%
Ratio of allowance for credit losses to total non-performing loans	1340.20%	924.70%	837.19%
(1)Excludes loans that are classified as “troubled debt restructured” that are still performing.
The provision for credit losses was an expense of $3.1 million and a credit of $0.7 million in the third quarters of 2022 and 2021, respectively. The provision for credit losses was an expense of $4.0 million and a credit of $2.6 million in the first nine months of 2022 and 2021, respectively. The quarterly increase in the provision for credit losses in 2022 compared to 2021, was the result of lower recoveries on loans previously charged off, a change in allocation rates due to subjective factors (prior year allocation rates were decreased while current year rates were unchanged during each respective quarter)

and increases in pooled reserve allocations due in part to loan portfolio growth and portfolio mix. The year-to-date increase in the provision for credit losses in 2022 compared to 2021, was primarily the result of an increase in the adjustment to allocations based on the pooled reserves due in part to loan growth and lower recoveries on loans previously charged off. . The Company recorded loan net recoveries of $0.1 million and $1.5 million in the third quarters of 2022 and 2021, respectively. At September 30, 2022, the allowance for credit losses totaled $51.1 million, or 1.50% of total portfolio loans compared to $47.3 million, or 1.63% of total portfolio loans at December 31, 2021.
Balance Sheet, Liquidity and Capital
Total assets were $4.93 billion at September 30, 2022, an increase of $226.6 million from December 31, 2021. Loans, excluding loans held for sale, were $3.41 billion at September 30, 2022, compared to $2.91 billion at December 31, 2021.  Deposits totaled $4.33 billion at September 30, 2022, an increase of $209.9 million from December 31, 2021. This increase is primarily due to growth in non-interest bearing, interest-bearing checking, reciprocal and brokered time deposit account balances.
Cash and cash equivalents totaled $70.6 million at September 30, 2022, versus $109.5 million at December 31, 2021. Securities available for sale (“AFS”) totaled $804.3 million at September 30, 2022, versus $1.41 billion at December 31, 2021. The decrease in securities AFS is primarily due to the transfer of $391.6 million of securities AFS to held to maturity on April 1, 2022.

Accrued income and other assets were $126.2 million at September 30, 2022, an increase of $60.1 million from December 31, 2021. The increase is primarily due to the increases in the fair value of certain pay-fixed derivative instruments due to an increase in interest rates and deferred tax assets related to unrealized losses on securities available for sale.

Accrued expenses and other liabilities totaled $106.3 million at September 30, 2022, versus $80.2 million at December 31, 2021. The increase is primarily due to a decrease in the fair value of certain receive-fixed derivative instruments due to an increase in interest rates and an increase in income taxes payable.

Total shareholders’ equity was $332.3 million at September 30, 2022, or 6.74% of total assets compared to $398.5 million or 8.47% at December 31, 2021. Tangible common equity totaled $301.3 million at September 30, 2022, or $14.30 per share compared to $366.8 million or $17.33 per share at December 31, 2021. The decrease in shareholder equity as well as tangible common equity are primarily the result of a decline in accumulated other comprehensive income (loss) related to unrealized losses on securities available for sale due to a rise in interest rates. The Company’s wholly owned subsidiary, Independent Bank, remains significantly above “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	9/30/2022	12/31/2021	Well Capitalized Minimum

Tier 1 capital to average total assets	8.47%	8.57%	5.00%
Tier 1 common equity to risk-weighted assets	10.92%	11.80%	6.50%
Tier 1 capital to risk-weighted assets	10.92%	11.80%	8.00%
Total capital to risk-weighted assets	12.17%	13.05%	10.00%
Share Repurchase Plan
On December 18, 2021, the Board of Directors of the Company authorized the 2022 share repurchase plan. Under the terms of the 2022 share repurchase plan, the Company is authorized to purchase up to 1,100,000 shares, or approximately 5% of its then outstanding common stock. The repurchase plan is authorized to last through December 31, 2022. For the first nine months of 2022, the Company repurchased 181,586 shares at a weighted average price of $22.08 per share.
Earnings Conference Call
Brad Kessel, President and CEO, Gavin A. Mohr, CFO and Joel Rahn, EVP – Commercial Banking will review the quarterly results in a conference call for investors and analysts beginning at 11:00 am ET on Tuesday, October 25, 2022.

To participate in the live conference call, please dial 1-844-200-6205 (Access Code # 933129). Also, the conference call will be accessible through an audio webcast with user-controlled slides via the following site/URL: https://events.q4inc.com/attendee/213775426
A playback of the call can be accessed by dialing 1-866-813-9403 (Access Code # 219918). The replay will be available through November 1, 2022.
About Independent Bank Corporation
Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $4.9 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and insurance. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.
For more information, please visit our Web site at: IndependentBank.com.
Forward-Looking Statements
This press release contains forward-looking statements about Independent Bank Corporation. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of Independent Bank Corporation. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. The COVID-19 pandemic is adversely affecting Independent Bank Corporation, its customers, counterparties, employees, and second-party service providers, and the ultimate extent of the impacts on its business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect Independent Bank Corporation’s revenues and the values of its assets and liabilities, reduce the availability of funding from certain financial institutions, lead to a tightening of credit, and increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices could affect Independent Bank Corporation in substantial and unpredictable ways. Independent Bank Corporation’s results could also be adversely affected by changes in interest rates; further increases in unemployment rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of its investment securities; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in the level of tariffs and other trade policies of the United States and its global trading partners; changes in customer behavior and preferences; breaches in data security; failures to safeguard personal information; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk.
Certain risks and important factors that could affect Independent Bank Corporation's future results are identified in its Annual Report on Form 10-K for the year ended December 31, 2021 and other reports filed with the SEC, including among other things under the heading “Risk Factors” in such Annual Report on Form 10-K. Any forward- looking statement speaks only as of the date on which it is made, and Independent Bank Corporation undertakes no obligation to update any forward-looking statement, whether to reflect events or circumstances, after the date on which the statement is made, to reflect new information or the occurrence of unanticipated events, or otherwise.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	September 30, 2022	December 31, 2021
	(unaudited)
	(In thousands, except share amounts)
Assets
Cash and due from banks	$57,059	$51,069
Interest bearing deposits	13,573	58,404
Cash and Cash Equivalents	70,632	109,473
Securities available for sale	804,272	1,412,830
Securities held to maturity (fair value of $341,129 at September 30, 2022 and zero at December 31, 2021)	379,429	—
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	17,653	18,427
Loans held for sale, carried at fair value	9,091	55,470
Loans held for sale, carried at lower of cost or fair value	—	34,811
Loans
Commercial	1,408,230	1,203,581
Mortgage	1,354,879	1,139,659
Installment	646,749	561,805
Total Loans	3,409,858	2,905,045
Allowance for credit losses	(51,142)	(47,252)
Net Loans	3,358,716	2,857,793
Other real estate and repossessed assets	348	245
Property and equipment, net	35,711	36,404
Bank-owned life insurance	55,146	55,279
Capitalized mortgage loan servicing rights, carried at fair value	43,158	26,232
Other intangibles	2,697	3,336
Goodwill	28,300	28,300
Accrued income and other assets	126,224	66,140
Total Assets	$4,931,377	$4,704,740

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$1,376,765	$1,321,601
Savings and interest-bearing checking	1,957,421	1,897,487
Reciprocal	616,435	586,626
Time	308,262	308,438
Brokered time	68,145	2,938
Total Deposits	4,327,028	4,117,090
Other borrowings	86,707	30,009
Subordinated debt	39,414	39,357
Subordinated debentures	39,643	39,592
Accrued expenses and other liabilities	106,277	80,208
Total Liabilities	4,599,069	4,306,256

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	—	—
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 21,063,954 shares at September 30, 2022 and 21,171,036 shares at December 31, 2021	320,437	323,401
Retained earnings	108,916	74,582
Accumulated other comprehensive income (loss)	(97,045)	501
Total Shareholders’ Equity	332,308	398,484
Total Liabilities and Shareholders’ Equity	$4,931,377	$4,704,740

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30,
				2022	2021
	(unaudited)
Interest Income	(In thousands, except per share amounts)
Interest and fees on loans	$37,092	$31,454	$30,132	$96,964	$86,328
Interest on securities
Taxable	5,329	4,950	3,922	14,831	10,374
Tax-exempt	2,284	1,746	1,597	5,584	4,525
Other investments	220	214	204	651	629
Total Interest Income	44,925	38,364	35,855	118,030	101,856
Interest Expense
Deposits	3,625	1,216	1,090	5,608	3,488
Other borrowings and subordinated debt and debentures	1,403	1,087	962	3,463	2,888
Total Interest Expense	5,028	2,303	2,052	9,071	6,376
Net Interest Income	39,897	36,061	33,803	108,959	95,480
Provision for credit losses	3,145	2,379	(659)	3,951	(2,558)
Net Interest Income After Provision for Credit Losses	36,752	33,682	34,462	105,008	98,038
Non-interest Income
Interchange income	4,049	3,422	4,237	10,553	10,739
Service charges on deposit accounts	3,082	3,096	2,944	9,135	7,178
Net gains (losses) on assets
Mortgage loans	2,857	1,253	8,361	4,945	30,280
Securities available for sale	—	(345)	5	(275)	1,421
Mortgage loan servicing, net	4,283	4,162	1,271	18,086	4,476
Other	2,590	3,044	2,877	7,997	6,778
Total Non-interest Income	16,861	14,632	19,695	50,441	60,872
Non-interest Expense
Compensation and employee benefits	20,601	19,882	21,659	60,613	60,064
Data processing	2,653	2,644	3,022	7,513	7,972
Occupancy, net	2,062	2,077	2,082	6,682	6,578
Interchange expense	927	1,262	1,202	3,200	3,351
Furniture, fixtures and equipment	987	1,042	1,075	3,074	3,112
Communications	723	762	683	2,242	2,341
Loan and collection	772	647	735	1,978	2,353
Advertising	345	560	666	1,585	1,319
FDIC deposit insurance	591	457	346	1,570	983
Legal and professional	573	479	513	1,545	1,534
Costs related to unfunded lending commitments	382	649	369	676	363
Conversion related expenses	—	6	275	50	1,636
Net gains on other real estate and repossessed assets	(18)	(141)	(28)	(214)	(202)
Other	1,768	2,108	1,913	5,736	5,665
Total Non-interest Expense	32,366	32,434	34,512	96,250	97,069
Income Before Income Tax	21,247	15,880	19,645	59,199	61,841
Income tax expense	3,950	2,879	3,683	10,934	11,454
Net Income	$17,297	$13,001	$15,962	$48,265	$50,387
Net Income Per Common Share
Basic	$0.82	$0.62	$0.74	$2.29	$2.32
Diluted	$0.81	$0.61	$0.73	$2.27	$2.30

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
	(unaudited)
	(Dollars in thousands except per share data)
Three Months Ended
Net interest income	$39,897	$36,061	$33,001	$34,285	$33,803
Provision for credit losses	3,145	2,379	(1,573)	630	(659)
Non-interest income	16,861	14,632	18,948	15,771	19,695
Non-interest expense	32,366	32,434	31,450	33,954	34,512
Income before income tax	21,247	15,880	22,072	15,472	19,645
Income tax expense	3,950	2,879	4,105	2,964	3,683
Net income	$17,297	$13,001	$17,967	$12,508	$15,962

Basic earnings per share	$0.82	$0.62	$0.85	$0.59	$0.74
Diluted earnings per share	0.81	0.61	0.84	0.58	0.73
Cash dividend per share	0.22	0.22	0.22	0.21	0.21

Average shares outstanding	21,057,673	21,070,266	21,191,860	21,256,367	21,515,669
Average diluted shares outstanding	21,251,933	21,266,476	21,398,128	21,473,963	21,726,346

Performance Ratios
Return on average assets	1.40%	1.10%	1.54%	1.07%	1.40%
Return on average equity	20.48	15.68	19.38	12.61	15.93
Efficiency ratio (1)	56.26	62.50	59.62	66.68	63.47

As a Percent of Average Interest-Earning Assets (1)
Interest income	3.92%	3.47%	3.16%	3.30%	3.37%
Interest expense	0.43	0.21	0.16	0.17	0.19
Net interest income	3.49	3.26	3.00	3.13	3.18

Average Balances
Loans	$3,360,621	$3,145,095	$2,980,098	$2,957,985	$2,903,700
Securities	1,226,203	1,312,934	1,407,225	1,367,038	1,317,382
Total earning assets	4,610,307	4,493,714	4,492,757	4,433,400	4,296,662
Total assets	4,884,841	4,758,960	4,721,205	4,654,491	4,513,774
Deposits	4,326,958	4,221,047	4,158,528	4,069,901	3,934,937
Interest bearing liabilities	3,075,210	3,005,103	2,950,337	2,863,057	2,740,444
Shareholders' equity	335,120	332,610	376,010	393,477	397,542

End of Period
Capital
Tangible common equity ratio	6.15%	6.26%	6.85%	7.85%	8.02%
Average equity to average assets	6.86	6.99	7.96	8.45	8.81
Common shareholders' equity per share of common stock	$15.78	$15.73	$16.79	$18.82	$18.76
Tangible common equity per share of common stock	14.30	14.25	15.31	17.33	17.27
Total shares outstanding	21,063,954	21,049,218	21,168,230	21,171,036	21,321,092

Selected Balances
Loans	$3,409,858	$3,258,850	$3,004,065	$2,905,045	$2,883,978
Securities	1,183,701	1,241,312	1,400,137	1,412,830	1,348,378
Total earning assets	4,254,447	4,170,577	4,514,590	4,484,987	4,405,189
Total assets	4,931,377	4,826,209	4,761,983	4,704,740	4,622,340
Deposits	4,327,028	4,290,574	4,205,498	4,117,090	4,012,068
Interest bearing liabilities	3,076,613	2,997,883	2,956,736	2,865,090	2,784,554
Shareholders' equity	332,308	331,134	355,449	398,484	400,031
(1)Presented on a fully tax equivalent basis assuming a marginal tax rate of 21%.

Reconciliation of Non-GAAP Financial Measures
Independent Bank Corporation
Independent Bank Corporation believes non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate the adequacy of common equity and performance trends.  Tangible common equity is used by the Company to measure the quality of capital.
Reconciliation of Non-GAAP Financial Measures

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Dollars in thousands)
Net Interest Margin, Fully Taxable Equivalent ("FTE")

Net interest income	$39,897	$33,803	$108,959	$95,480
Add: taxable equivalent adjustment	462	492	1,425	1,374
Net interest income - taxable equivalent	$40,359	$34,295	$110,384	$96,854
Net interest margin (GAAP) (1)	3.45%	3.13%	3.21%	3.04%
Net interest margin (FTE) (1)	3.49%	3.18%	3.25%	3.09%
(1)Annualized.

Tangible Common Equity Ratio

	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
	(Dollars in thousands)
Common shareholders' equity	$332,308	$331,134	$355,449	$398,484	$400,031
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles	2,697	2,871	3,104	3,336	3,579
Tangible common equity	$301,311	$299,963	$324,045	$366,848	$368,152

Total assets	$4,931,377	$4,826,209	$4,761,983	$4,704,740	$4,622,340
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles	2,697	2,871	3,104	3,336	3,579
Tangible assets	$4,900,380	$4,795,038	$4,730,579	$4,673,104	$4,590,461

Common equity ratio	6.74%	6.86%	7.46%	8.47%	8.65%
Tangible common equity ratio	6.15%	6.26%	6.85%	7.85%	8.02%

Tangible Common Equity per Share of Common Stock:

Common shareholders' equity	$332,308	$331,134	$355,449	$398,484	$400,031
Tangible common equity	$301,311	$299,963	$324,045	$366,848	$368,152
Shares of common stock outstanding (in thousands)	21,064	21,049	21,168	21,171	21,321

Common shareholders' equity per share of common stock	$15.78	$15.73	$16.79	$18.82	$18.76
Tangible common equity per share of common stock	$14.30	$14.25	$15.31	$17.33	$17.27
The tangible common equity ratio removes the effect of goodwill and other intangible assets from capital and total assets.  Tangible common equity per share of common stock removes the effect of goodwill and other intangible assets from common shareholders’ equity per share of common stock.